PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	November 1,	November 2,
	2015	2014

Assets

Current assets:
Cash and cash equivalents	$205,867	$192,929
Accounts receivable	110,056	94,515
Inventories	24,157	22,478
Other current assets	24,034	26,570

Total current assets	364,114	336,492

Property, plant and equipment, net	547,284	550,069
Investment in joint venture	93,021	93,122
Intangible assets, net	24,616	30,294
Other assets	16,520	19,206

	$1,045,555	$1,029,183

Liabilities and Equity

Current liabilities:
Current portion of long-term borrowings	$65,495	$10,381
Accounts payable and accrued liabilities	127,197	128,736

Total current liabilities	192,692	139,117

Long-term borrowings	67,120	131,805
Other liabilities	23,677	18,767

Photronics, Inc. shareholders' equity	646,555	628,050
Noncontrolling interests	115,511	111,444
Total equity	762,066	739,494

	$1,045,555	$1,029,183